Exhibit 10.4.3

THIRD AMENDMENT TO STANDARD INDUSTRIAL LEASE

This Third Amendment to Standard Industrial Lease (this “Amendment”) is entered into as of April         , 2001 by and between GENERAL WOOD INVESTMENT TRUST, u/d/t dated 12/24/1979, ARTHUR KAZARIAN, TRUSTEE (“Lessor”), as successor in interest to Del Oro Gateway Partners, L.P., and THE WESTERN STATES GROUP, INC., as Lessee, with reference to the following:

RECITALS

A.    Lessee is the current tenant under that certain Standard Industrial Lease-Multi Lessee—Gross dated April 16, 1998 by and between Lessee and Del Oro Gateway Partners, L.P. (Lessor’s predecessor in interest), as amended by First Amendment dated January 7, 1999 and Second Amendment dated February 11, 1999 (collectively the “Lease”), with respect to those certain premises located at 1935 Avenida Del Oro, Suites E and P, Oceanside, California, containing approximately 10,798 square feet, as more specifically described and/or depicted in the Lease (the “Premises”).

B.    Lessee desires to expand the Premises, extend the expiration of the term of the Lease and make certain other modifications to the Lease as herein provided.

C.    Lessor has agreed to such modifications on the terms and conditions set forth herein. The capitalized terms used in this Amendment shall have the same meanings as the capitalized terms used in the Lease unless otherwise defined herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

AGREEMENT

1.    Expansion of Premises. The Premises is hereby expanded effective as of the date first written above, by approximately 5,760 square feet to include Suite D (sometimes hereinafter referred to as the “Additional Premises”), as depicted in Exhibit A attached hereto and incorporated herein by this reference. The new Premises, comprised of Suites D, E and F, contain a total of approximately 16,558 square feet.

2.    Extension of Term. The term of the Lease is hereby extended to expire on August 31, 2006.

3.    Monthly Base Rent. Until June 1, 2001, Lessee shall continue to pay Base Rent as set forth in the Lease. Thereafter, Base Rent shall be payable by Lessee to Lessor in the following amounts:

June 1, 2001 - May 31, 2002*	$11,425.00/month	($.69 x 16,558 sf)
June 1, 2002 - May 31, 2003	$11,768.00/month	1241.85
June 1, 2003 - May 31, 2004	$12,121.00/month	1279.11
June 1, 2004 - May 31, 2005	$12,485.00/month	1217.48
June 1, 2005 - May 31, 2006	$12,860.00/month	1377.00
June 1, 2006 - August 31, 2006	$13,246.00/month	1397.71
		1439.64

*
Lessee’s monthly Base Rent for the Premises shall be entirely abated for the months of July, August, and September of 2001 (the “Abated Rent”). The Abated Rent (a total of $34,275.00) is being provided by Lessor in consideration of Lessee’s planned tenant improvements to Suite D. Lessee acknowledges that its right to receive credit for the Abated Rent is conditioned upon Lessee’s full performance of its obligations under the Lease. If Lessee defaults and does not cure within any applicable grace period, the Abated Rent shall immediately become due and payable in full and the Lease shall be enforced as if there were no such rent abatement.

4.    Common Area Operating Expenses. Until June 1, 2001, Lessee shall continue to pay Common Area Operating Expenses as set forth in the Lease. Thereafter, Common Area Operating Expenses shall be payable by Lessee to Lessor at the fixed rate of $.075 per square foot per month through May 31, 2002, which rate shall be automatically increased by three percent (3%), compounded, on each June 1 occurring during the term of the Lease starting on June 1, 2002.

5.    Security Deposit. Concurrently with the execution of this Amendment, Lessee shall pay to Lessor an additional Security Deposit of $9,746, which shall be added to the $3,500.00 Security Deposit currently held by Lessor for a total Security Deposit of $13,246, which amount shall continue to be governed by the provisions in the Lease with respect to Security Deposit.

**	Lessor will deliver the premises in good working condition.

7.    Tenant Improvements.  Lessor and Lessee acknowledge and agree that Lessee shall make certain tenant improvements to the Additional Premises costing approximately $70,000, including, without limitation, demising wall and other improvements to segregate the Additional Premises from Suite C. The planning and construction of all such tenant improvements shall be governed by the provisions of the Lease regarding same, including without limitation Article 7.

8.    No Lessee Broker. As part of the consideration for the granting of this Lease, Lessee represents and warrants to Lessor that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Lease on behalf of Lessee, and that Lessee knows of no broker, agent or finder who is or might be entitled to a commission or compensation in connection with the Lease or this Amendment based on any statements or representations by Lessee. Lessee shall hold Lessor harmless from all damages and indemnify Lessor for all damages paid or incurred by Lessor resulting from any claims that may be asserted by any broker, agent or finder based on any statements or representations by Lessee.

9.    No Oral Agreements.  The Lease and this Amendment contain all of the agreements of the parties with respect to the matters set forth herein, except for those terms and conditions incorporated herein by references. There are no oral agreements or understandings between the parties hereto affecting the Lease or this Amendment. Neither the Lease nor this Amendment can be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification or discharge is sought.

10.    Other Terms. From and after the date first written above, Lessee shall hold, occupy and surrender the Premises upon all the terms of the Lease and this Amendment, except those provisions of the Lease which are specifically superseded by or clearly inconsistent with the provisions of this Amendment shall have no further application. Lessee acknowledges that Lessee has no additional expansion or extension rights under the Lease.

11.  Lease in Effect. Lessor and Lessee acknowledge and agree that the Lease, as hereby amended and supplemented, remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the day and year first written above.

Lessor:	Lessee:

GENERAL WOOD INVESTMENT TRUST, DATED 12/24/79	THE WESTERN STATES GROUP, INC. a California Corporation

/s/ Arthur Kazarian	/s/ Michael Crowley, Jr.
Arthur Kazarian, Trustee	Michael Crowley, Jr., President

Exhibit A

Depiction of Additional Premises

[to be attached]